EXHIBIT 10.16

SIXTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT

Harris Trust and Savings Bank
Chicago, Illinois

Ladies and Gentlemen:

     Reference is hereby made to that certain Credit Agreement dated as of January 30, 1998 (the Credit Agreement, as the same has been amended prior to the date hereof being referred to herein as the “Credit Agreement”), between Midwest Banc Holdings, Inc. and Harris Trust and Savings Bank. All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

     The Company has requested that the Bank waive the Company’s non-compliance with the Non-Performing Assets covenant set forth in Section 8.7 of the Credit Agreement for the period ending December 31, 2002, and waive any breach of Section 8.5 of the Credit Agreement arising out of the delivery of the Company’s September 30, 2002, and December 31, 2002, financial reports which are currently being restated, and, in connection herewith, the Company and the Bank have agreed to amend Section 9.1 of the Credit Agreement, all on the terms and conditions set forth in this agreement (herein, the “Amendment”).

SECTION 1. WAIVERS.

     The Company has advised the Bank that as of December 31, 2002, the Company was not in compliance with Section 8.7 of the Credit Agreement with respect to the maintenance of a maximum Non-Performing Assets ratio (the “Financial Covenant Default”) and that the Company may have been in violation of Section 8.5 of the Credit Agreement with respect to its delivery to the Bank prior to the date hereof of financial reports and information for periods ending December 31, 2002, and September 30, 2002, which may not have been prepared in compliance with the requirements of the Credit Agreement set forth therein (the “Financial Reporting Defaults”). The Company has requested that the Bank waive the Financial Covenant Default and the Financial Reporting Defaults. By signing below, the Bank hereby waives the Financial Covenant Default for, and only for, the period ending December 31, 2002, and the Bank hereby waives the Financial Reporting Defaults, for the periods ending September 30, 2002, and December 31, 2002; provided that (a) all financial reports and information hereafter delivered to the Bank (including restatements of the September 30, 2002, and December 31, 2002, financial reports which the Company hereby agrees to deliver to the Bank on or before April 30, 2003) shall be prepared in accordance with the requirements of the Credit Agreement and (b) the waiver and consent set forth in this Section 1 shall only become effective upon the satisfaction of the conditions precedent set forth in Section 3 below. Except as specifically waived to hereby, all of the terms and conditions of the Credit Agreement shall stand and remain in full force and effect and the Bank reserves its rights with respect to any other Default or Event of Default that may existing or hereafter arise.

SECTION 2. AMENDMENTS.

     Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be and hereby is amended as follows:

2.1. Section 2.1(c) of the Credit Agreement (Interest Rate Options; LIBOR Portions) shall be amended by striking the phrase “determined by adding .95% to the Adjusted LIBOR for such Interest Period” and inserting the phrase “determined by adding 1.20% to the Adjusted LIBOR for such Interest Period” in lieu thereof.

2.2. Section 9.1(e) of the Credit Agreement (Events of Default) shall be amended and restated in its entirety to read as follows:

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents; or any of the Loan Documents, or any material provision thereof, shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void; or the issuance against the Borrower or any Subsidiary (including any Banking Subsidiary) of any informal or formal administrative agreement or court order, temporary or permanent, by any federal or state regulatory agency or court having jurisdiction or control over the Borrower or such Subsidiary involving activities deemed to be unsafe or unsound or a breach of fiduciary duty under applicable law or regulation, such action taking the form of, but not limited to: (i) a memorandum of understanding, (ii) a cease and desist order, (iii) the termination of insurance coverage of customer deposits by the FDIC, (iv) the suspension or removal of any executive officer or director, or the prohibition of participation by any others in the business affairs of the Borrower or such Subsidiary, or (v) a capital maintenance agreement or any agreement limit or prohibiting the payment of dividends to the Company by any of its Subsidiaries;

2.3. In consideration of the Waivers set forth in Section 1 above, the Company acknowledges and agrees that the aggregate amount of Loans requested by the Company and maintained outstanding under the Credit Agreement shall not exceed $10,000,000 in the aggregate until the Bank is in receipt of the financial information and reports for the Company and its Subsidiaries for the period ending March 31, 2003, and the Company’s current regulatory examinations and financial reporting situation have been completed and corrected to the Bank’s satisfaction (which includes, but is not limited to, the lack of issuance against the Company or any of its subsidiaries of any formal or informal regulatory agreements or orders of the type described in Section 9.1(e) of the Credit Agreement).

SECTION 3. CONDITIONS PRECEDENT.

     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

3.1. The Company and the Bank shall have executed and delivered this Amendment.

3.2. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Bank and its counsel.

SECTION 4. REPRESENTATIONS.

     In order to induce the Bank to execute and deliver this Amendment, the Company hereby represents to the Bank that, after giving effect to the waivers set forth in Section 1 above, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent consolidated financial statements of the Company delivered to the Bank) and the Company is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default exists under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 5. MISCELLANEOUS.

     5.1. The Company has heretofore executed and delivered to the Bank certain Collateral Documents and the Company hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Collateral Documents remain in full force and effect and the rights and remedies of the Bank thereunder, the obligations of the Company thereunder and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

     5.2. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

     5.3. The Company agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Bank.

     5.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois. This Sixth Amendment and Waiver to Credit Agreement is dated as of April 14, 2003.

MIDWEST BANC HOLDINGS, INC.

By	/S/ Daniel R. Kadolph

	Name:	Daniel R. Kadolph

	Title:	Senior Vice President & CFO

     Accepted and agreed to in Chicago, Illinois, as of the date and year last above written.

HARRIS TRUST AND SAVINGS BANK

By	/S/ Michael S. Cameli

	Name:	Michael S. Cameli

	Title:	Vice President